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                                                                    EXHIBIT 21.2

                              LIST OF SUBSIDIARIES

1. Antek Wireless, Inc., formerly NextAntennas.Com, Inc., a wholly-owned subsidiary of the Registrant, was incorporated in the State of Delaware on November 2, 1999.

2. Emergent Technologies Corp. was incorporated in the State of West Virginia on September 29, 1995. The Registrant holds an 80% equity interest in Emergent.

3. Integral Vision Systems Inc. was incorporated in the State of West Virginia on January 20, 1994. The Registrant acquired a 100% equity interest in Integral Vision in March 1997.